Exhibit 99.1

BRIGGS & STRATTON CORPORATION REPORTS EARNINGS FOR THE THIRD QUARTER OF FISCAL 2007 AND RECOGNIZES AN IMPAIRMENT RELATED TO PLANT RATIONALIZATION

MILWAUKEE, WI April 19, 2007/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton today announced fiscal 2007 third quarter consolidated net sales of $717.1 million and consolidated net income of $7.8 million or $.15 per diluted share, that included a $35.2 million pretax ($21.4 million after tax or $.42 per diluted share) write-down of assets primarily associated with the rationalization of a major operating plant in the United States. The third quarter of fiscal 2006 had consolidated net sales of $800.2 million and consolidated net income of $60.0 million or $1.16 per diluted share. Consolidated net sales decreased $83.1 million or 10%. Approximately 47% of the reduction is due to softer sales in the Power Products Segment, primarily the result of lower sales volumes of lawn and garden equipment and portable generators. The remainder of the consolidated net sales decrease is due primarily to lower unit shipments of engines. Third quarter consolidated net income decreased $52.2 million between years. In addition to the write-down of assets, net income decreased $30.7 million due to lower sales and production volumes in the Engines Segment and an unfavorable mix to smaller displacement, lower priced engines. Lower engineering, selling and administrative expenses increased net income $12.5 million between years, however increased expenses in manufacturing during the quarter essentially offset the benefit.

For the first nine months of fiscal 2007, the Company had consolidated net sales of $1.478 billion and a consolidated net loss of $16.2 million or $.32 per diluted share, that included a $35.2 million pretax ($21.4 million after tax or $.43 per diluted share) write-down of assets primarily associated with the rationalization of a major operating plant in the United States. For the same period a year ago, consolidated net sales were $1.886 billion, and consolidated net income was $86.6 million or $1.67 per diluted share. The $407.8 million or 22% decrease in consolidated net sales was the result of the same factors described above, including a significant decline in engine sales volume in the nine month period related to reduced shipments of engines for portable generators. The nine-month consolidated net income was lower by $102.7 million. In addition to the write-down of assets, net income decreased $74.6 million due to lower sales and production volumes in the Engines Segment. Lower engineering, selling and administrative expenses increased net income $24.1 million between years, however increased expenses in manufacturing and the impact of lower sales and production volumes in the Power Products Segment essentially offset the benefit.

Engines:

Fiscal third quarter net sales were $516.1 million versus $597.6 million for the same period a year ago, a decrease of $81.5 million or 14%. The decrease in net sales was the result of a 14% engine unit shipment decline from the same period a year ago. Approximately 60% of the lower unit volume occurred in the United States, with the majority of the decline attributable to lower demand for engines for portable generators. Last year portable generator manufacturers were building inventories in advance of the anticipated hurricane season whereas portable generator inventories are adequate this year. Lower international unit shipments account for the remainder of the decrease and primarily reflect the impact of lower market share in Europe.

Net sales for the first nine months of fiscal 2007 were $984.7 million versus $1.264 billion in the prior year, a decrease of $279.3 million or 22%. The decrease in net sales was basically the result of a 23% engine unit shipment decline from the same period a year ago. Approximately 85% of the lower unit volume occurred in the United States. Lower unit shipments related to portable generators accounts for 40% of the domestic decline. The remainder of the decline resulted from a deferral of production by lawn and garden equipment manufacturers to later in the season and a minor market share decline between years. The reason for the decrease in international volume primarily reflects the impact of lower market share in Europe.

Income from operations for the third quarter of fiscal 2007 was $12.9 million, down $75.9 million from $88.8 million during the same period in the prior year. Approximately $33.9 million of this decline is attributable to expense incurred with the write-down of assets primarily associated with the rationalization of a major operating plant in the United States. The balance of this reduction is primarily the result of lower sales and production volumes that impacted operating income by approximately $35.8 million. Lower engineering, selling and administrative expenses of $15.8 million, basically due to planned reductions in these costs, and lower legal and professional fees between years were offset by increases in raw materials and selected manufacturing expenses.

Income from operations for the first nine months of fiscal 2007 was a loss of $5.2 million, down $138.5 million from $133.3 million during the same period a year ago. Approximately $33.9 million of this decline is attributable to expense incurred with the write-down of assets primarily associated with the rationalization of a major operating plant in the

United States. The balance of this reduction resulted from lower sales and production volumes that impacted operating income by approximately $111.8 million. Engineering, selling and administrative expenses were lower by $28.7 million for reasons described above and their decrease more than offset increased manufacturing costs, primarily related to raw materials and purchased components.

Power Products:

Fiscal 2007 third quarter net sales were $248.8 million versus $287.8 million from the same period a year ago, a decrease of $39.0 million. The decrease in net sales was primarily the result of the reduction of shipments of lawn and garden equipment. The decrease in premium lawn and garden equipment shipments was the result of inventory liquidation at the dealers and a regionally slow start to their selling season. Shipments of lawn and garden product to other major retailers were down due to less product placement than a year ago. Lower portable generator shipments, the result of high retail inventories, accounted for the remainder of the net sales decrease.

Net sales for the first nine months of fiscal 2007 were $606.1 million versus $845.0 million in the prior year, a $238.9 million decrease. Approximately 50% of the decrease in net sales was the result of the reduction of shipments of portable generators due to no landed hurricanes in fiscal 2007 as compared to fiscal 2006. The remainder of the net sales decrease was primarily the result of lower shipments of lawn and garden product to major retailers due to less product placement than a year ago.

Income from operations was $5.9 million in the third quarter of fiscal 2007, down $8.6 million between years. The operating income reduction was the result of lower sales volumes, primarily on lawn and garden equipment, and lower production volumes for both lawn and garden equipment and portable generators resulting from soft demand and our inventory control initiatives.

Income from operations for the first nine months of fiscal 2007 was $4.7 million, a decrease of $15.5 million from the operating income generated for the same period a year ago. The impact of lower sales and production volumes across all segment product lines reduced operating income by approximately $30.9 million. The volume declines were offset by a $12.8 million improvement in operating income due to the lack of losses associated with the wind-down of Murray operations experienced in fiscal 2006.

General:

Other income was greater in the fiscal 2007 third quarter and less in the first nine months of fiscal 2007 due to the timing of dividend receipts from certain investments. Interest expense is greater in the third quarter and nine months of fiscal 2007 due to higher borrowings for working capital and higher rates. The effective tax rate is 40.4% for the third quarter and 29.4% for the first nine months of fiscal 2007 versus 32.4% and 33.2% for the same periods last year, respectively.

Other Matters:

As disclosed in January of 2007, we continue to evaluate and make changes to our manufacturing footprint. Location, capacity, flexibility, product demand and costs are all factors that are considered to optimize our global manufacturing operations.

As a result of this effort, we decided in the third quarter to discontinue our operations in Rolla, Missouri and have recognized an impairment in the value of the fixed assets that we will not be able to use in our other manufacturing locations. Engine manufacturing performed in Rolla today will move to China and other domestic locations.

In addition, we continue to evaluate the future direction of our facilities that produce lawn and garden equipment. The potential asset write-down associated with a decision to close a facility would be in the range of $8 to $10 million. We believe that we will be in a position to make a decision by the end of the current fiscal year.

Outlook:

Our forecast continues to assume that the lawn and garden market will be flat in 2007. However, we are lowering our estimate of engine shipments by 2% to reflect lower potential generator engine shipments, lower shipments to Europe due to loss of placement and a concern that deferral of engine orders by manufacturers of lawn and garden equipment into our fourth quarter may limit their ability to respond to the fourth quarter retail demand. This reduces our current fiscal 2007 sales forecast for the Engines Segment to approximately $1.46 billion. The reduced sales projection also causes us to lower our production output to address the reduced demand forecast and our desire to lower inventories. This loss of production volume will increase our operating costs and reduce our efficiency as we experience lower utilization of our fixed costs at several plants. Our income from operations projection for the Engines Segment for fiscal 2007 is now in the range of $24 to $28 million, including the $33.9 million impact of the asset write-downs recorded in the third quarter.

Our fiscal 2007 projections for the Power Products Segment reflect a further fall-off in spring generator needs and a higher mix of lower margined pressure washer product. We now estimate that the Power Products Segment sales will be $970 million and income from operations in the range of $30 to $36 million. This estimate does not include the potential asset write-down discussed above.

We forecast interest expense and other income for fiscal 2007 to be $43.0 million and $14.0 million, respectively. The effective tax rate for the full year is projected to be in a range from 17% to 23%. Tax rates in fiscal 2007 were impacted by the availability of tax credits relative to lower income levels.

These factors result in a projection for consolidated net income for the full fiscal year in the range of $19 to $27 million, or $.38 to $.54 per diluted share.

The Company will host a conference call today at 10:00 AM (EDT) to review this information. A live web cast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 225-4091. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1064461.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental, tax, pension funding and accounting standards; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer disposable income; changes in foreign economic conditions, including currency rate fluctuations; the actions of customers of our OEM customers; the ability to bring new productive capacity on line efficiently and with good quality; the ability to successfully realize the maximum market value of assets that may require disposal if products of production methods change; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations for the Fiscal Periods Ended March

(In Thousands, except per share data)

(Unaudited)

	Third Quarter		Nine Months
	2007	2006	2007	2006
NET SALES	$717,053	$800,194	$1,478,361	$1,886,216
COST OF GOODS SOLD	596,641	619,261	1,246,223	1,506,623
IMPAIRMENT CHARGE	35,200	—	35,200	—

Gross Profit on Sales	85,212	180,933	196,938	379,593
ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	64,289	82,743	195,463	231,742

Income from Operations	20,923	98,190	1,475	147,851
INTEREST EXPENSE	(12,688)	(10,893)	(33,554)	(32,226)
OTHER INCOME, Net	4,798	1,508	9,176	13,995

Income before Provision for Income Taxes	13,033	88,805	(22,903)	129,620
PROVISION FOR INCOME TAXES	5,263	28,797	(6,725)	43,067

Net Income (Loss)	$7,770	$60,008	$(16,178)	$86,553

Average Shares Outstanding	50,621	51,478	49,795	51,633

BASIC EARNINGS (LOSS) PER SHARE	$0.15	$1.17	$(0.32)	$1.68

Diluted Average Shares Outstanding	50,718	51,561	49,795	51,730

DILUTED EARNINGS (LOSS) PER SHARE	$0.15	$1.16	$(0.32)	$1.67

Segment Information

(In Thousands)

(Unaudited)

	Third Quarter		Nine Months
	2007	2006	2007	2006
NET SALES:
Engines	$516,067	$597,608	$984,681	$1,263,938
Power Products	248,759	287,766	606,052	844,982
Inter-Segment Eliminations	(47,773)	(85,180)	(112,372)	(222,704)

Total	$717,053	$800,194	$1,478,361	$1,886,216

GROSS PROFIT ON SALES:
Engines	$57,109	$148,598	$135,236	$301,785
Power Products	26,016	37,490	59,746	83,466
Inter-Segment Eliminations	2,087	(5,155)	1,956	(5,658)

Total	$85,212	$180,933	$196,938	$379,593

INCOME (LOSS) FROM OPERATIONS:
Engines	$12,891	$88,794	$(5,201)	$133,260
Power Products	5,945	14,551	4,720	20,249
Inter-Segment Eliminations	2,087	(5,155)	1,956	(5,658)

Total	$20,923	$98,190	$1,475	$147,851

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal March

(In Thousands)

(Unaudited)

	2007	2006
CURRENT ASSETS:
Cash and Cash Equivalents	$22,923	$63,515
Accounts Receivable, Net	373,511	435,765
Inventories	656,671	593,799
Deferred Income Tax Asset	68,613	96,181
Other	19,071	24,932

Total Current Assets	1,140,789	1,214,192

OTHER ASSETS:
Goodwill	251,885	253,663
Investments	46,335	48,554
Prepaid Pension	78,098	—
Deferred Loan Costs, Net	3,428	4,860
Other Intangible Assets, Net	93,027	95,058
Other Long-Term Assets, Net	7,393	29,195

Total Other Assets	480,166	431,330

PLANT AND EQUIPMENT:
At Cost	1,008,567	1,031,310
Less - Accumulated Depreciation	616,564	593,922

Plant and Equipment, Net	392,003	437,388

	$2,012,958	$2,082,910

	2007	2006
CURRENT LIABILITIES:
Accounts Payable	$158,811	$169,606
Short-Term Borrowings	152,449	3,032
Current Maturity on Long-Term Debt	116,097	40,000
Accrued Liabilities	207,562	223,454

Total Current Liabilities	634,919	436,092

OTHER LIABILITIES:
Deferred Income Tax Liability	91,309	103,604
Accrued Pension Cost	27,276	56,049
Accrued Employee Benefits	16,510	16,034
Accrued Postretirement Health Care Obligation	71,384	82,619
Other Long-Term Liabilities	2,159	15,608
Long-Term Debt	267,769	441,940

Total Other Liabilities	476,407	715,854

SHAREHOLDERS’ INVESTMENT:
Common Stock and Additional Paid-in Capital	72,059	61,930
Retained Earnings	1,037,238	1,081,839
Accumulated Other
Comprehensive Income (Loss)	7,401	(49,102)
Treasury Stock, at Cost	(215,066)	(163,703)

Total Shareholders’ Investment	901,632	930,964

	$2,012,958	$2,082,910

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Nine Months Ended Fiscal March
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(16,178)	$86,553
Depreciation and Amortization	54,766	57,389
Stock Compensation Expense	6,688	6,463
Impairment Items	35,171	—
Loss (Gain) on Disposition of Plant and Equipment	1,690	(5,267)
Provision for Deferred Income Taxes	(22,142)	(14,120)
Increase in Accounts Receivable	(100,009)	(74,979)
Increase in Inventories	(96,156)	(124,134)
(Increase) Decrease in Other Current Assets	16,115	(673)
Decrease in Accounts Payable and Accrued Liabilities	10,707	40,756
Other, Net	68	7,350

Net Cash Used in Operating Activities	(109,280)	(20,662)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(45,999)	(49,409)
Proceeds Received on Disposition of Plant and Equipment	583	10,836
Investment in Joint Venture	—	(900)
Refund of Cash Paid for Acquisition	—	6,347
Loan Receivable	—	(2,500)

Net Cash Used in Investing Activities	(45,416)	(35,626)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings (Payments) on Loans and Notes Payable	148,975	(2,411)
Dividends	(22,159)	(22,760)
Stock Option Exercise Proceeds and Tax Benefits	2,591	9,160
Treasury Stock Purchases	(48,232)	(26,559)

Net Cash Provided by (Used in) Financing Activities	81,175	(42,570)

EFFECT OF EXCHANGE RATE CHANGES	1,353	800

NET DECREASE IN CASH AND CASH EQUIVALENTS	(72,168)	(98,058)
CASH AND CASH EQUIVALENTS, Beginning	95,091	161,573

CASH AND CASH EQUIVALENTS, Ending	$22,923	$63,515